February 28, 2014

Tammy Taylor

President and CEO

Garb Oil & Power Corporation

12350 S Belcher Rd

BIdg 14B

Largo, FL 33773

Re Engagement Letter:

Dear Ms. Taylor:

This letter agreement (Agreement) confirms the terms and conditions of the non-exclusive engagement of StreetCapital, Inc. (“Street”) by Garb Oil & Power Corporation (the “Company”) to render certain financial advisory and investment banking services to the Company in connection with the Company’s review of its strategic and financial alternatives including, but not limited to, a possible Transaction or Financing.

In the context of this Agreement, a Transaction means any merger, acquisition, consolidation, reorganization, recapitalization (not including stock splits), joint venture, marketing agreement, licensing agreement, business combination or other transaction or series of transactions (including a purchase or sale of assets) involving the Company and a Strategic Partner (as defined herein) resulting directly from Street’s services and a Financing means a public offering or private placement of debt or equity securities of the Company (a Securities Financing) and/or the arrangement in the U.S. credit markets of a credit facility provided by one or more lenders (a Bank Financing) resulting directly from Street’s services.

1. Retention. Subject to the terms and conditions of this Agreement, the Company hereby engages Street to act on behalf of the Company as a non- exclusive investment banker, financial advisor and consultant commencing on the date hereof and continuing for a period of six months hereafter (the “Engagement”). The term of this Agreement shall commence on the date hereof and end on the first anniversary of the date hereof (the Term). This Agreement may be renewed upon mutual written agreement of the parties hereto. This agreement may not be terminated by the Company without the prior written consent of Street. If the Company terminates this Agreement prior to the expiration of the Term, the Company shall pay to Street all fees earned and all reasonable expenses incurred, and all fees which Street would have been entitled to receive but for the termination. The Company agrees to pay Street any fees owed and to fulfill any obligations therein to the extent that any event specified herein occurs during the Term of this Agreement or within twelve (12) months after the termination or expiration of this Agreement. If a party introduced by Street culminates a Transaction or Financing with the Company within twelve months from the end of this Agreement, then Street shall have earned a Fee as if this letter was still in effect, unless Street terminates this Agreement, for which the Company will have no further liability.

2. Services. Street agrees to perform the following services:

(a) Review historical and projected financial and operating information of the Company and any Strategic Partners;

(b) Identify and seek out persons, groups of persons, partnerships, joint ventures, corporations or other entities (each, a Strategic Partner) who would be interested in entering into a Transaction or Financing with the Company;

(c) Advise and assist the Company as to the financial aspects and structure of any proposed Financing or Transaction and assist in negotiating the terms thereof;

(d) Advise and assist the Company in the negotiation of any documentation relating to a Financing or Transaction, which would include but not be limited to letters of intent and definitive agreements;

(e) Perform such other services as the Company and Street shall mutually agree to in writing.

3. Remuneration. For undertaking the Engagement and for other good and valuable consideration, including but not limited to, the substantial benefit the Company will derive from the ability to announce its relationship with Street, the Company agrees as follows:

(a)	Retainer. The Company shall pay to Street an initial, one-time retainer of $20,000.00 in the form of cash or restricted common stock, upon execution of this Agreement.

(b)	Placement Fees. The Company shall pay to Street a cash placement fee of 10% of the total purchase price of the Companies equity securities sold. This includes all amounts placed in an escrow account or is payable to the Company. The fee will be earned and payable based on the “Aggregate Consideration” of any placement of the Company’s equity securities directly or indirectly resulting from Street’s introductions to prospective investors. Such consideration paid in cash shall be paid directly to Street out of escrow, as and when such consideration is paid to the Company.

(c)	Stock. The Company shall issue to Street restricted common stock equal to 3% of the total purchase price of the Company’s equity securities sold.

(d)	Tail Period. The Company shall and shall have caused its affiliates to pay Street all compensation described in this Section 3 with respect to all financing candidates at any time prior to the expiration of 12 months after the Termination Date (the “Tail Period”) if such candidates were identified to the Company by Street during the Authorization Period, Street provided written notification to the Company of the introduction, and the Company does not dispute in writing that Street identified such candidates to the Company.

(e)	Mergers, Acquisitions or Joint Venture. The Company agrees that if Street, directly or indirectly, introduces the Company, during the term of this Agreement, to any person or entity that becomes a party to a merger, acquisition, joint venture or other similar transaction with the Company or any affiliate thereof, then the Company shall pay to Street a fee. The fee will be paid in a combination of stock and cash that will reflect the exact percentage of stock and or cash used for the transaction and will be calculated as a percentage of the Transaction Value (as defined herein) in accordance with the following scale:

●	5% on the first	$ 10,000,000
●	4% on the amount from	$ 10,000,001 to $30,000,000
●	3% on the amount from	$ 30,000,001 to $50,000,000

“Transaction Value”. In the context of this Agreement, Transaction Value means the aggregate value of all cash, securities, the assumption of debt by the Company or the Strategic Partner, as the case may be, and any other forms of payment received or to be received, directly or indirectly, by the Strategic Partner or the Company or their respective shareholders or employees, as the case may be, including the total of all interest-bearing indebtedness of the Strategic Partner or the Company, as the case may be (long term capitalized leases) outstanding, assumed or refinanced at the closing of a Transaction or an Alternate Transaction. If part or all of the Consideration is represented by securities, the value thereof for the purpose of computing the Transaction Fee shall be determined by mutual agreement between Street and the Company. Any inability to agree upon the value of the securities described in any of the foregoing will be resolved through submission to binding arbitration before FINRA.

4. Representations, Warranties and Covenants of the Company. The Company hereby represents warrants and covenants that the Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except as enforceability maybe limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally; (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) the Company’s certificate of incorporation or by-laws, or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

5. Representations, Warranties and Covenants of Street. Street hereby represents and warrants that: (i) it has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of Street enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) Street’s certificate of incorporation or by-laws, or (B) any agreement to which Street is a party or by which any of its property or assets is bound.

6. Independent Contractor. Street and the Company hereby acknowledge that Street is an independent contractor. Street shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company. In addition, Street shall take no action, which binds, or purports to bind, the Company. The parties hereto further understand and agree that neither party shall be obligated to pay any income tax, exercise tax, unemployment insurance, property tax, business license fee, workers’ compensation assessment or other similar tax, assessment or charge that may be payable by or chargeable to the other party, under any past, present or future law, executive order or court order of the United States, the law of any applicable State or any other governmental agency or entity whatever.

7. Confidentiality. The Company acknowledges that all opinions and advice, whether oral or written, given by Street to the Company in connection with this Agreement are intended solely for the benefit and use of the Company in considering the transactions to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Street to be given hereunder, and no such opinion or advice shall be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company in communications with third parties at any time, in any manner or for any purpose, nor may the Company make any public references to Street or use Street’s name in any annual report or any other report or release of the Company without Street’s prior written consent, except that the Company may, without Street’s further consent, disclose this Agreement (but not information provided to the Company by Street) in the company’s filings with the Securities and Exchange Commission, if such disclosure is required by law. Similarly, the Company may provide proprietary and confidential information to Street in connection with this Agreement, which Company will identify as such at the time it is disclosed to Street will keep such information confidential and not disclose it to any third party without Company’s consent, and will use any such information provided by the Company solely for the purpose of providing services to the Company under this Agreement.

8. Notices. Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses as the parties to be noticed may from time to time by like notice hereafter specify:

If to the Company:	Garb Oil & Power Corporation
12350 S. Belcher Rd.
Bldg 14B
Largo, FL 33773
Attn: Tammy Taylor
(fax)

If to Street:	StreetCapital, Inc.
300 Colonial Center Parkway Suite 260 Roswell, GA 30076 Attn: Vince Sbarra. (fax) 678 353-2188

9. Reimbursement. The Company agrees to reimburse promptly Street upon request from time to time, for all reasonable, out-of-pocket expenses incurred by Street (including travel, press release fees, fees and disbursements of counsel and of other consultants and advisors retained by Street) in connection with the matters contemplated this Agreement. The Company will pre- approve in writing any expenses in excess of $ 100.00.

10. Indemnification. The Company agrees that it shall indemnify and hold harmless, Street, its stockholders, directors, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party: (a) arising out of, or in connection with, any actions taken or omitted to be taken by the Company, its affiliates, employees or agents, or any untrue statement or alleged untrue statement of a material fact contained ill any of the financial or other information furnished to Street by or on behalf of the Company or the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) with respect to, caused by, or otherwise arising out of any transaction contemplated by the Agreement or Street’s performing the services contemplated hereunder; provided, however, the Company will not be liable under clause (b) hereof to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from Street’s gross negligence or bad faith in performing such services.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and Street on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Street on the other, but also the relative fault of the Company and Street; provided, however, in no event shall the aggregate contribution of Street and/or any Indemnified Party be in excess of the net compensation actually received by Street and/or such Indemnified Party pursuant to this Agreement.

In the event any Indemnified Party shall incur any expenses covered by this Section 9, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party’s delivery to the Company of an invoice therefore, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company’s receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of Street’s engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company’s business or assets.

11. Entire Agreement. This Agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

12. Survival of Representations and Warranties. The representations, warranties, acknowledgments and agreements of Street and the Company shall survive the termination of this agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that, such severability should be ineffective if it materially changes the economic benefit of this Agreement to any party.

13. Governing Law. This Agreement shall be construed according to the laws of the State of Georgia and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys’ fees and/or arbitration costs.

14. Successors. This Agreement may not be assigned by either the Company or Street without the prior written consent of the other party. This Agreement shall be binding upon the parties, their permitted, successors and assigns.

15. Execution. This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

Agreed to and accepted this 3 day of March 2014

Grab Oil & Power Corporation		StreetCapital, Inc.

By:	/s/ Tammy Taylor	By:	/s/ Vince Sbarra
	Tammy Taylor		Vince Sbarra
	CEO and President		President